Exhibit 6.9

SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT

This SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT (this "Amendment") is made and entered into effective as of September 29, 2022, by and among HENRY PRATT COMPANY, LLC, a Delaware limited liability company ("Seller"), and TERRACYCLE US, LLC, a Delaware limited liability company ("Purchaser").

WHEREAS, Seller and Purchaser entered into that certain Purchase and Sale Agreement effective as of July 13, 2022 (the "Agreement"), as amended, pursuant to which Seller agreed to sell to Purchaser and Purchaser agreed to purchase from Seller certain real property located at 401 S Highland Avenue, Aurora, Kane County, Illinois (the "Property") and as more particularly described on Schedule 1.Ha) attached to the Agreement, on the terms and conditions set forth in the Agreement;

WHEREAS, the parties desire to amend and modify certain terms and provisions of the Agreement, as set forth hereinbelow.

NOW, THEREFORE, for and in consideration often dollars ($10.00), the agreements set forth herein, and other good and valuable consideration, the·receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser, intending to be legally bound, agree as follows:

1.            The recitations and facts set forth above are true, accurate and complete and are incorporated herein by this reference. Any term used herein and not defined in this Amendment shall have the meaning ascribed thereto in the Agreement.

2.            The definition of "Purchase Price" is hereby modified to delete the phrase "Five Million Seven Hundred Thousand'Dollars ($5,700,00.00)" and replace it with "Five Million Five Hundred Thousand Dollars ($5 500,000.00)".

3.            For Purchaser to obtain an EPA Phase II study, at Purchaser's sole expense, the Due Diligence period referenced in Sections 3.1, 3.2, and 3.3 of the Agreement is extended for an additional 45-day period from the date of this Amendment. Purchaser agrees to provide copies of all Phase II results promptly upon receipt from its environmental consultant, and if the environmental consultant determines that remediation actions are required to comply with applicable Environmental Laws, then the Purchaser shall also share a complete copy of the remediation estimate and the supporting documentation for it. In exchange for this extension, Purchaser, on the next business day following the date of this Amendment, shall deposit an additional $150,000 of earnest money with Old Republic Title as escrowee, bringing the total of earnest money to $250,000.00. Subject to one condition in this paragraph below, the earnest money shall immediately become nonrefundable, and Purchaser shall be responsible for any costs associated with remediation, and the transaction shall close pursuant to the terms of the Agreement. However, in the event the Phase II study identifies remediation actions which are reasonably estimated to exceed $400,000, Purchaser may terminate the Agreement and receive a full refund of the earnest money. For the avoidance of doubt, the $400,000 remediation cost estimate shall only apply to the remediation of contamination that originated on the Property and not due to the migration of contamination onto the Property from anywhere offsite. The remediation cost estimate shall be determined on the basis of the continued use of the Property for industrial or commercial purposes and shall be determined using deed restrictions, covenants or other similar methods, such as engineered barriers, to the greatest degree practical so that the remediation actions achieve compliance with applicable Environmental Laws. Seller and Purchaser acknowledge that the Closing Date is extended until November 15, 2022, or sooner by agreement of the Parties.

4.            Except as specifically modified herein, all other terms, covenants, conditions and obligations of the Agreement shall remain in full force and effect and are hereby ratified and confirmed by the parties hereto. Time is of the essence hereof.

5.            This Amendment may be executed in any number of counterparts, each of which will for all purposes be deemed to be an original, provided all are identical in all other respects, and all of which taken together shall constitute one and the same agreement. The parties agree that a signed copy of this Amendment sent by facsimile, or an Adobe Acrobat PDF file sent bye mail shall be deemed an original, but the parties agree to circulate an original for signature at a later point in time upon the request of either party.

IN WITNESS WHEREOF, Seller and Purchaser have caused this Amendment to be executed by its duly authorized officers as of the day and year first above written.

SELLER:

HENRY PRATT COMPANY, LLC,
a Delaware limited liability company

By:	Marietta Edmunds Zakas	(SEAL)
Name:	Marietta Edmunds Zakas
Title:	Executive VP and Chief Financial Officer

PURCHASER:

TERRACYCLE US, LLC,
a Delaware limited liability company

By:	/s/ [illegible]	(SEAL)
Name:	[illegible]
Title:	Chief Administrative Officer

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